Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 6.3 AND 6.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT TO PURCHASE COMMON STOCK (as amended and in effect from time to time, this “Warrant”) is issued as of the issue date set forth on Schedule I hereto (the “Issue Date”) by the company set forth on Schedule I hereto (the “Company”) to OXFORD FINANCE LLC, a Delaware limited liability company (“Oxford”), in connection with that certain Loan and Security Agreement dated as of July 2, 2021, among Oxford, as Lender and Collateral Agent, the Lenders from time to time party thereto, including Silicon Valley Bank, a California corporation, and the Company (as amended, modified, supplemented, or restated, and in effect from time to time, the “Loan Agreement”). The parties agree as follows:

SCHEDULE I. WARRANT PROVISIONS.

Warrant Section	Warrant Provision
Recitals – “Issue Date”	September 30, 2021
Recitals – “Company”	IMPEL NEUROPHARMA, INC., a Delaware corporation
1.1 – “Class”	Common Stock.
1.1 – “Exercise Price”	$12.95 per Share.
1.2 – “Shares”	11,583
6.1(a) – “Expiration Date”	September 30, 2031.

SECTION 1. RIGHT TO PURCHASE SHARES.

1.1
Grant of Right. For good and valuable consideration, the Company hereby grants to Oxford (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) the right, and Holder is entitled, to purchase from the Company up to the number of fully paid and non-assessable shares (as determined pursuant to Section 1.2 below) of the class set forth on Schedule I hereto (the “Class”), at a purchase price per Share set forth on Schedule I hereto (the “Exercise Price”), subject to the provisions and upon the terms and conditions set forth in this Warrant.

1.2
Number of Shares. This Warrant shall be exercisable for the number of shares of the Class as set forth on Schedule I hereto (as may be adjusted from time to time in accordance with the provisions of this Warrant, the “Shares”).

SECTION 2. EXERCISE.

2.1
Method of Exercise. Holder may exercise this Warrant in whole or in part at any time and from time to time prior to the expiration or earlier termination of this Warrant, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 2.2 below,

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a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Exercise Price for the Shares being purchased.

2.2
Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Exercise Price in the manner specified in Section 2.1 above, Holder may elect to surrender to the Company Shares having an aggregate value equal to the aggregate Exercise Price. If Holder makes such election, the Company shall issue to Holder such number of fully paid and non-assessable Shares determined by the following formula:

X = Y(A-B)/A

where:

X = the number of Shares to be issued to Holder;

Y = the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Exercise Price);

A = the fair market value (as determined pursuant to Section 2.3 below) of one Share; and B = the Exercise Price.

2.3
Fair Market Value. If shares of the Company’s common stock are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of the Company’s common stock are not then traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

2.4
Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Sections 2.1 or 2.2 above, the Company shall deliver to Holder a certificate (or, in the case of uncertificated securities, provide notice of book entry) representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired (or surrendered in payment of the aggregate Exercise Price).

2.5
Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

2.6
Treatment of Warrant Upon Acquisition of Company.

(a)
Acquisition. “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. For the avoidance of doubt, “Acquisition” shall not include any sale and issuance by the Company of shares of its capital stock or of securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more investors for cash in a transaction or series of related transactions the primary purpose of which is a bona fide equity financing of the Company.

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(b)
Treatment of Warrant in Cash/Public Acquisition. In the event of an Acquisition in which the consideration to be received by the holders of the outstanding shares of the Class (in their capacity as such) consists solely of cash, solely of Marketable Securities (as hereinafter defined) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 2.3 above would be greater than the Exercise Price in effect as of immediately prior to the closing of such Cash/Public Acquisition, and Holder has not previously exercised this Warrant in full, then, in lieu of Holder’s exercise of the unexercised portion of this Warrant, this Warrant shall, as of immediately prior to such closing (but subject to the occurrence thereof) automatically cease to represent the right to purchase Shares and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Acquisition on and in respect of all Shares for which this Warrant was exercisable as of immediately prior to the closing thereof, net of the aggregate Exercise Price therefor, as if such Shares had been issued and outstanding to Holder as of immediately prior to such closing, as and when such consideration is paid to the holders of the outstanding shares of the Class. In the event of a Cash/Public Acquisition in which the fair market value of one Share as determined in accordance with Section 2.3 above would be equal to or less than the Exercise Price in effect as of immediately prior to the closing of such Cash/Public Acquisition, then this Warrant will automatically and without further action of any party terminate as of immediately prior to such closing.

(c)
Treatment of Warrant in non-Cash/Public Acquisition. Upon the closing of any Acquisition other than a Cash/Public Acquisition, either (i) the acquiring, surviving or successor entity shall assume this Warrant and the Company’s obligations hereunder, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant or (ii) if the acquiring, surviving or successor entity shall not have assumed this Warrant, then the aggregate Exercise Price shall be reduced to the greater of (x) One Dollar ($1.00) or (y) the aggregate par value of the Shares and this Warrant shall be deemed to have been cashless exercised in full pursuant to Section 2.2 above as of immediately prior to the consummation of such Acquisition.

(d)
Marketable Securities. “Marketable Securities” means securities meeting all of the following requirements (determined as of immediately prior to the closing of the Acquisition): (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition. Notwithstanding the foregoing provisions of this Section 2.6(d), securities held in escrow or subject to holdback to cover indemnification-related claims shall be deemed to be Marketable Securities if they would otherwise be Marketable Securities but for the fact that they are held in escrow or subject to holdback to cover indemnification-related claims.

SECTION 3. CERTAIN ADJUSTMENTS TO THE SHARES, CLASS AND EXERCISE PRICE.

3.1
Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in additional shares of the Class (including fractional shares) or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased, even if such number would include fractional shares, and the Exercise Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be

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proportionately increased and the number of Shares shall be proportionately decreased, even if such number would include fractional shares.

3.2
Reclassification, Exchange, Combination or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, “Class” shall mean such securities and this Warrant will be exercisable for the number of such securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such event, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 3.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

3.3
Adjustment to Exercise Price on Cash Dividend. In the event that the Company at any time or from time to time prior to the exercise in full of this Warrant pays any cash dividend on the outstanding shares of the Class or makes any cash distribution on or in respect of all outstanding shares of the Class (other than a distribution of cash proceeds received by the Company in connection with an Acquisition described in Section 2.6(a)(i) above), then on and as of the date of each such dividend payment and/or distribution, the Exercise Price shall be reduced by an amount equal to the amount paid or distributed upon or in respect of each outstanding share of the Class; provided that in no event shall the Exercise Price be reduced below the then-par value, if any, of a share of the Class.

3.4
No Fractional Share. No fractional Share shall be issued upon exercise of this Warrant, and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash an amount equal to (a) such fractional interest, multiplied by (b)(i) the fair market value (as determined in accordance with Section 2.3 above) of a full Share, less (ii) the then-effective Exercise Price (the “Fractional Share Value”), unless Holder otherwise elects, in its sole discretion, to waive such payment. Notwithstanding any contrary provision herein, if this Warrant becomes exercisable for a fractional Share interest at any time or from time to time prior to the exercise in full of this Warrant, and the Company eliminates such fractional Share interest prior to any exercise of this Warrant, then the then-effective Exercise Price shall be reduced by an amount equal to the Fractional Share Value, unless Holder otherwise elects, in its sole discretion, to waive such reduction.

3.5
Certificate as to Adjustments. Within a reasonable time following each adjustment of the Exercise Price, Class and/or number of Shares pursuant to the terms of this Warrant, the Company, at its expense, shall deliver a certificate of its Chief Financial Officer or other authorized officer to Holder setting forth the adjustments to the Exercise Price, Class and/or number of Shares and the facts upon which such adjustments are based. The Company shall, at any time and from time to time within a reasonable time following Holder’s written request and at the Company’s expense, furnish Holder with a certificate of its Chief Financial Officer or other authorized officer setting forth the then-current Exercise Price, Class and number of Shares and the computations or other determinations thereof.

3.6
Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 3, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation, as amended and in effect from time to time, as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

SECTION 4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

4.1
Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a)
All Shares which may be issued upon the exercise of this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under the Company’s Certificate of Incorporation or Bylaws, each as amended and in effect from time to time (the “Charter Documents”), any Stockholder Agreement (to the extent

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Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 below) or applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class and other securities as will be sufficient to permit the exercise in full of this Warrant.

4.2
Notice of Certain Events. If the Company proposes at any time to:

(a)
declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, stock or other securities or property and whether or not a regular cash dividend;

(b)
offer for subscription or sale pro rata to all holders of the outstanding shares of the Class any additional securities of the Company (other than pursuant to contractual pre-emptive or first refusal rights);

(c)
effect any redemption, reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d)
effect an Acquisition, or to liquidate, dissolve or wind up the Company.

then, in connection with each such event, the Company shall give Holder (pursuant to Section 6.5 below):

(1)
in the case of the matters referred to in (a) and (b) above, at least seven (7) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any; and

(2)
in the case of the matters referred to in (c) and (d) above, at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice).

2.1
Certain Company Information. The Company will provide such information requested by Holder from time to time, within a reasonable time following each such request, that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements. Prior to the IPO, such information may include, but shall not be limited to, the Company’s then-current summary capitalization table, the price per share for which the Company most recently prior thereto sold or issued shares of its convertible preferred stock to investors for cash in a bona fide equity financing of the Company, and the Company’s most recent 409A Valuation.

SECTION 5. REPRESENTATIONS AND COVENANTS OF HOLDER.

Holder represents and warrants to, and agrees with, the Company as follows:

5.1
Investment Representations.

(a)
Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise hereof are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

(b)
Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions of and receive answers from the Company regarding the terms and

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conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

(c)
Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities for an indefinite period of time, and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d)
Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(e)
The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act or registered or qualified under the securities laws of any state, and are issued in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that the Company is under no obligation to so register or qualify this Warrant, the Shares or such other securities. Holder understands that this Warrant and the Shares issued upon any exercise hereof are “restricted securities” under applicable federal and state securities laws and must be held indefinitely unless subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless exemptions from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

5.2
No Stockholder Rights. Without limiting any provision of this Warrant, Holder agrees that as a Holder of this Warrant it will not have any rights (including, but not limited to, voting rights) as a stockholder of the Company with respect to the Shares issuable hereunder unless and until the exercise of this Warrant and then only with respect to the Shares issued on such exercise.

5.3
[Reserved].

5.4
Stockholder Agreements. Following any exercise of this Warrant and solely with respect to the Shares issued thereupon, if the Company so requests in writing, Holder shall become a party to the Company’s then- effective right of first refusal and co-sale agreement, voting agreement and/or each other agreement entered into among the Company and holders of the outstanding shares of the Class, each as may be amended and in effect from time to time (collectively, the “Stockholder Agreements”), by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, provided that such Stockholder Agreement is by its terms in force and effect at the time of such exercise. If the foregoing condition is met, then effective upon such exercise, Holder shall automatically become bound by, and the Shares issued upon such exercise shall automatically become subject to, such Stockholder Agreement.

5.5
Confidential Information. Holder agrees to treat and hold all information provided by the Company pursuant to this Warrant in confidence in accordance with the provisions of Section 12.9 of the Loan Agreement (regardless of whether the Loan Agreement shall then be in effect).

SECTION 6. MISCELLANEOUS.

6.1
Term; Automatic Cashless Exercise Upon Expiration.

(a)
Term. Subject to the provisions of Section 2.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the expiration date set forth on Schedule I hereto (the “Expiration Date”) and shall be void thereafter; provided that if the Company does not deliver to Holder written confirmation of the fair market value of a Share pursuant to Section 6.1(b) below, then the Expiration

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Date shall automatically be extended until the earlier to occur of (i) such date as the Company delivers such written confirmation and (ii) one (1) year after the Expiration Date.

(b)
Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share as determined in accordance with Section 2.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 2.2 above as to all Shares for which it shall not previously have been exercised, and the Company shall, within a reasonable time following Holder’s written request, deliver a certificate (or, in the case of uncertificated securities, provide notice of book entry) representing the Shares issued to Holder upon such exercise. If shares of the Company’s common stock are not then traded in a Trading Market, the Company shall deliver to Holder, prior to the Expiration Date, written confirmation of the fair market value of a Share (as determined pursuant to Section 2.3 above) to be used in determining whether this Warrant shall automatically exercise on the Expiration Date pursuant to this Section 6.1(b).

6.2
Legends. Each certificate or notice of book entry evidencing Shares shall be imprinted with a legend in substantially the following form (together with such additional legends as may be required by the Charter Documents or under any Stockholder Agreement (to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 above)):

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE COMMON STOCK ISSUED BY THE ISSUER TO OXFORD FINANCE LLC DATED SEPTEMBER 30, 2021, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

6.3
Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise hereof may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder; provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

6.4
Transfer Procedure. After receipt by Oxford of the executed Warrant, Oxford may transfer all or part of this Warrant to one or more of Oxford’s affiliates (each, an “Oxford Affiliate”), by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Section 6.3 and upon providing the Company with written notice, Oxford, any such Oxford Affiliate and any subsequent Holder, may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any other transferee, provided, however, in connection with any such transfer, the Oxford Affiliate(s) or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

6.5
Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance

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with the provisions of this Section 6.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Oxford Finance LLC 115 South Union Street Suite 300

Alexandria, VA 22314

Telephone: (703) 519-4900

Facsimile: (703) 519-5225

Email: LegalDepartment@oxfordfinance.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address: Impel NeuroPharma, Inc.

201 Elliott Avenue West, Suite 260

Seattle, Washington 98119 Attn: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Fenwick & West LLP

1191 Second Avenue, 10th Floor Seattle, WA 98101

Attn: Amanda Rose

Email: arose@fenwick.com

6.6
Amendment and Waiver. Notwithstanding any contrary provision herein or in the Loan Agreement, this Warrant may be amended and any provision hereof waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by Holder and any party against which enforcement of such amendment or waiver is sought.

6.7
Counterparts; Electronic Signatures; Status as Certificated Security. This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument. To the extent that this Warrant or any agreement subject to the terms hereof or any amendment hereto is delivered electronically, it shall be binding to the same extent as though it had been delivered on paper with an original ink signature, as provided under applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Physical possession of the original of this Warrant or any paper copy thereof shall confer no special status to the bearer thereof, other than to Holder.

6.8
Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

6.9
Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which banks in California are closed.

SECTION 7. GOVERNING LAW, VENUE AND JURY TRIAL WAIVER; JUDICIAL REFERENCE.

7.1
Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

7.2
Jurisdiction and Venue. The Company and Holder each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Warrant shall be deemed to operate to preclude Holder from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of Holder. The Company expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is

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deemed appropriate by such court. The Company hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Company in accordance with Section 6.5 of this Warrant and that service so made shall be deemed completed upon the earlier to occur of the Company’s actual receipt thereof of three (3) days after deposit in the U.S. mails, proper postage prepaid.

7.3
Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT, THE LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES’ AGREEMENT TO THIS WARRANT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

7.4
Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the waiver of the right to a trial by jury in Section 7.3 above is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this Section 7.4 shall limit the right of any party at any time to exercise self-help remedies or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this Section 7.4.

7.5
Survival. This Section 7 shall survive the termination of this Warrant.

[Signature page follows]

119684928v2 030690.000085

IN WITNESS WHEREOF, the parties have caused this Wa1rnnt to Pw·chase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

IMPEL NEUROPHARMA, INC.

By:

Name: Title: Chief Financial Officer

HOLDER:

OXFORD FINANCE LLC

By: Name:

Title:

119684928v2 030690.000085

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

IMPEL NEUROPHARMA, INC.

By: Name: Title:

HOLDER:

Title: Senior Vice President

119684928v2 030690.000085

APPENDIX 1

Form of Notice of Exercise of Warrant

1. The undersigned Holder hereby exercises its right to purchase shares of the Common Stock of IMPEL NEUROPHARMA, INC. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Exercise Price for such shares as follows:

[	]	Check in the amount of $ payable to order of the Company enclosed herewith
[	]	Wire transfer of immediately available funds to the Company’s account
[	]	Cashless exercise pursuant to Section 2.2 of the Warrant, resulting in the issuance of shares of the Common Stock of the Company
[	]	Other [Describe]
2.		Please issue a certificate or certificates (or evidence of book entry) representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby makes each of the representations and warranties set forth in Section 5.1 of the Warrant To Purchase Stock as of the date hereof.

HOLDER:

By: Name: Title:

(Date):

Appendix 1

119684928v2 030690.000085

APPENDIX 2

Assignment

For value received, Oxford Finance LLC hereby sells, assigns and transfers unto Name: [OXFORD TRANSFEREE]

Address:

Tax ID: ]

that certain Warrant to Purchase Stock issued by IMPEL NEUROPHARMA, INC. (the “Company”), on September 30, 2021 (the “Warrant”) together with all rights, title and interest therein.

OXFORD FINANCE LLC

By:

Name:

Title:

Date:

By its execution below, and for the benefit of the Company, [OXFORD TRANSFEREE] makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[OXFORD TRANSFEREE]

By:

Name:

Title: ]

Appendix 2

119684928v2 030690.000085